Exhibit 99.1

Equity One, Inc.	For additional information:
1600 NE Miami Gardens Drive North Miami Beach, FL 33179 305-947-1664	Mark Langer, EVP and Chief Financial Officer

FOR IMMEDIATE RELEASE:

Equity One Closes $575 Million Unsecured Revolving Credit Facility

North Miami Beach, FL. September 30, 2011 – Equity One, Inc. (NYSE:EQY), an owner, developer, and operator of shopping centers, announced that it has closed a $575 million unsecured revolving credit facility which replaces its existing $400 million facility. The new facility, which has a four-year term with a one year extension option, can be upsized to $800 million through an accordion feature. Borrowings under the new facility will bear interest at the annual rate of LIBOR plus 155 basis points subject to a pricing grid for changes in the company’s credit ratings.

Wells Fargo Securities, LLC and PNC Capital Markets LLC acted as joint lead arrangers and joint book runners for the facility. Bank of America, N.A., SunTrust Bank, and U.S. Bank National Association acted as co-documentation agents. Other lenders participating in the facility are Barclays Bank PLC, BB&T, Citicorp N.A., Deutsche Bank Trust Company Americas, Israel Discount Bank of New York, JPMorgan Chase Bank, N.A., Raymond James Bank, Royal Bank of Canada, and TD Bank, N.A.

“We are extremely pleased with this new credit facility and the expanded capital base it provides,” said Jeff Olson, the company’s Chief Executive Officer. “When combined with the recently announced $473 million sale of 36 shopping centers, we have taken meaningful steps toward significantly enhancing our liquidity and improving our balance sheet and credit metrics.”

ABOUT EQUITY ONE, INC.

As of June 30, 2011, Equity One owned or had interests in 219 properties comprising approximately 24 million square feet and consisting of 192 shopping centers, 10 projects under development or redevelopment, 12 non-retail properties, and 5 parcels of land.

FORWARD LOOKING STATEMENTS

Certain matters discussed by Equity One in this press release constitute forward-looking statements within the meaning of the federal securities laws. Although Equity One believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that these expectations will be achieved. Factors that could cause actual results to differ materially from current expectations include changes in macro-economic conditions and the demand for retail space in the states in which Equity One owns properties; the continuing financial success of Equity One’s current and prospective tenants; the risks that Equity One may not be able to proceed with or obtain necessary approvals for development or redevelopment projects or that it may take more time to complete such projects or incur costs greater than anticipated; the availability of properties for acquisition; the extent to which continuing supply constraints occur in geographic markets where Equity One owns properties; the success of its efforts to lease up vacant space; the effects of natural and other disasters; the ability of Equity One to successfully integrate the operations and systems of acquired companies and properties; the ability and timing to consummate the sale transaction of 36 shopping centers announced on September 26, 2011; changes in Equity One’s credit ratings; and other risks, which are described in Equity One’s filings with the Securities and Exchange Commission.